Exhibit 10.3

STATE OF TEXAS

COLLIN COUNTY

AMENDMENT

To

RESTRICTED STOCK AWARD AGREEMENT

This Amendment entered into this 29th day of May, 2013, to that Restricted Stock Award Agreement of February 25, 2010, by and between Torchmark Corporation (the “Company”), a Delaware corporation and Mark S. McAndrew (the “Executive”), an individual.

WITNESSETH:

WHEREAS, under the terms of the Torchmark Corporation 2007 Long-Term Compensation Plan (the “Plan”), the Compensation Committee (the ‘Committee”) of the Board of Directors (the “Board”) of the Company awarded Executive 18,000 shares (adjusted to 27,000 shares in 3-for-2 stock split of July 2011) of restricted common stock (the “Restricted Stock”) pursuant to a Restricted Stock Award Agreement entered into February 25, 2010 (the “Agreement”), which vested ratably over five years on the anniversary of the original award date, commencing February 25, 2011 and ending February 25, 2015;

WHEREAS, the Agreement provides that if Executive’s employment with the Company or any of its subsidiaries terminates by reason of retirement at or after age 60, 75% of any shares covered by the remaining Restricted Stock not already vested shall vest in full as of Executive’s retirement date and the remaining 25% of such shares will be forfeited to the Company as of the Executive’s retirement date;

WHEREAS, on April 8, 2013, Executive and the Company executed a Consent and Acknowledgement of Amendment to Non-Qualified Stock Option Grant Agreement, providing that 70,000 of the non-qualified stock options awarded to Executive on February 22, 2012 (the “Excess Options”) were void ab initio since they exceeded the award limits within a twelve month period under the Torchmark Corporation 2011 Incentive Plan;

WHEREAS, after review and deliberation, the Committee and the Board have determined that it is desirable to make Executive whole for the compensation foregone as a result of voiding the Excess Options;

WHEREAS, Executive has indicated his intention to retire from employment with the Company on his sixtieth birthday; and

WHEREAS, after further review and deliberation, the Committee has determined that it is desirable that the Agreement be amended, as permitted by its terms, to provide that the remaining 25% of the Restricted Stock covered by the Agreement which shall not have been vested at Executive’s retirement date and which would otherwise be forfeited to the Company shall not be forfeited upon Executive’s retirement but 1,350 shares thereof shall vest in full on February 25, 2014 and 1,350 shares thereof shall vest in full on February 25, 2015, conditioned upon Executive’s compliance with the noncompetition/ confidentiality/nonsolicitation provisions contained in this Amendment through February 25, 2014 and February 25, 2015, respectively;

NOW, THEREFORE, in consideration of the premises and the aforementioned noncompetition/confidentiality/nonsolicitation provisions, the parties hereto agree to amend the Agreement as follows:

1.	Section 2. Restrictions. is amended to read as follows:

2. Restrictions. Subject to the provisions of Section 3. Employment Termination., the shares covered by the Restricted Stock shall vest in accordance with the schedule set forth below, provided that the Executive is still employed by the Company or a subsidiary or eligible for continued vesting on the Vesting Date:

VESTING DATE	SHARES VESTED
February 25, 2011	3,600
February 25, 2012	3,600
February 25, 2013	3.600
February 25, 2014	3,600
February 25, 2015	3,600

The Committee may, however, in its sole discretion, provide for the lapse of any of the restrictions placed upon the Restricted Stock and may accelerate or waive any of such restrictions in whole or in part at any time, based upon performance and/or such other factors as the Committee may determine, in its sole discretion.

Upon the vesting of any part of the Restricted Stock by virtue of the lapse of the restriction period set forth above or under Section 3 or 4 of the Agreement, the Company shall deliver a stock certificate covering the requisite number of shares to the Executive, whereupon the Executive shall be free to hold or dispose of such stock at will.

During the restriction period, the shares covered by the Restricted Stock not already vested are not transferable by the Executive by means of sale, assignment, exchange, hypothecation, pledge or other encumbrance.

The restrictions imposed under this Section 2 shall apply as well to all shares or other securities which shall be issued in respect of Restricted Stock hereunder in connection with any stock split, reverse stock split, stock dividend, recapitalization, reclassification, spin-off, merger, consolidation, reorganization or other change in corporate structure affecting the common stock.

2.	Section 3. Employment Termination is amended to read as follows:

3. Employment Termination. If the Executive shall die prior to full vesting of all of the shares covered by the Restricted Stock, to the extent not already vested, such Restricted Stock shall vest in full as of the date of such death. If the Executive’s employment with the Company or any of its subsidiaries terminates by reason of retirement at or after age 60, 75% of any unvested shares Restricted Stock shall vest in full as of the Executive’s retirement date. If Executive’s employment with the Company or any of its subsidiaries terminates by reason of retirement at or after age 60, the remaining 25% of any unvested shares or Restricted Stock (the Continued vesting Shares”) shall continue to vest in accordance with the Vesting dates in Section 2 provided that Executive complies with Section 4. Noncompetition/Confidentiality/Nonsolicitation.

3.	A new Section 4. Noncompetition/Confidentiality/Nonsolicitation. is added as follows:

4. Noncompetition/Confidentiality/Nonsolicitation. Upon Executive’s separation from employment from the Company for any reason for a period of two (2) years from the date of such separation, Executive agrees not to engage or participate, directly or indirectly, in any capacity, including but not limited to as an employee, consultant, advisor, contractor, partner, owner or otherwise, in a competing business, which is one that provides the same or substantially similar products or services as the Business. “Business” is defined as product development, marketing, sales and servicing of life and health insurance products including individual and group life insurance and accidental death insurance, supplemental health insurance products including cancer, critical illness, hospital indemnity along with Medicare supplement and Medicare Part D prescription drug coverage through captive agents, independent agents and direct response marketing channels in the United States, Canada, New Zealand and Ireland (referred to herein as the “Business”). Executive further agrees that he will not serve as a Board member for any company that provides the same or similar products or services as the Business. Executive also agrees and understands that this noncompetition agreement extends to competition in any state in which Executive worked or directed work for the Company or in which the Company has plans or intentions for future business operations and includes the territories identified in the definition “Business” (provided Executive had knowledge of these plans) (referred to as the “Restricted Area”).

Executive acknowledges that the Restricted Area, scope of prohibited activities, and the two (2) year time period are reasonable and are no broader than are necessary to protect Company’s legitimate business interests. Executive also acknowledges that the Company would not be providing the benefits set forth in this Agreement but for Executive’s covenants and promises contained in this Section. Executive further agrees that during the non-competition term, Executive shall immediately notify the Company in writing of any employment, work, or business he undertakes with or on behalf of any person (including himself) or entity other than the Company.

Executive further expressly agrees and understands that the Company has disclosed confidential information to Executive. Executive agrees that he will not utilize nor disclose to any third party any of the Company’s confidential and proprietary information at any time in the future. In consideration of the Company disclosing confidential information to Executive and/or for the consideration provided to Executive by the Company in this Agreement, which Executive acknowledges is sufficient and reasonable consideration, Executive has agreed to the non-competition provisions set forth herein.

Executive also agrees that for a period of two (2) years following the separation of his employment with the Company for any reason he will not solicit the clients or customers of the Company in order to request or advise such clients or customers to end, change or curtail their business relationship with the Company. In addition, Executive agrees that for a period of two (2) years following the separation of his employment for any reason, he will not solicit any employee of the Company in order to request or advise any such employee to end, change or curtail their employment relationship with the Company.

If for any reason any court of competent jurisdiction finds any provision of this Section to be unreasonable in duration or scope or otherwise, Company and Executive agree that the restrictions and prohibitions contained in this Section shall be effective to the fullest extent allowed under applicable law. Each covenant set forth in this Section shall survive the termination of this Agreement and Executive’s employment for any reason and shall be construed as an agreement independent of any other provision of this Agreement.

Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in this Section concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause Company irreparable injury for which adequate remedies at law are not available. Therefore, Executive agrees that Company will be entitled to an injunction, restraining order, or any other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have against Executive.

In addition, Executive agrees that if he violates the terms of this Section or if the terms of this Section are determined to be unenforceable by any court of competent jurisdiction, Executive shall forfeit and not be entitled to receive the Continued Vesting Shares herein.

The Company shall be relieved from any obligation to provide Executive with the Continued Vesting Shares and this Agreement shall be void and of no further force or effect if this Section is breached or found to be unenforceable. If Executive has already received the Continued Vesting Shares, Executive agrees that he shall repay the Company the value of the Continued Vesting Shares on the date it was received by Executive upon five (5) days written notice.

4.	Sections 4 through 15 of the Agreement are renumbered as Sections 5 through 16, respectively.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

TORCHMARK CORPORATION

By:	/s/ Gary L. Coleman
Its:	Authorized Officer

/s/ Mark S. McAndrew
Executive